Exhibit 10.43

GlobalSantaFe Severance Program

For Shorebased Staff Personnel

SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT

(Effective January 1, 2005, through December 31, 2005)

-i-

GlobalSantaFe Severance Program

For Shorebased Staff Personnel

SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT

(Effective January 1, 2005, through December 31, 2005)

1.	Purpose of the Plan

The GlobalSantaFe Severance Program for Shorebased Staff Personnel has been adopted effective for the period January 1, 2005, through December 31, 2005. The purposes of the Plan are:

(a)	To make Severance Benefits available to eligible Employees that will financially assist with their transition following involuntary layoff from employment with an Employer, other than for Cause, while the Plan is in effect;

(b)	To resolve any possible claims arising out of employment, including its termination, by providing eligible Employees with Severance Benefits in return for a Waiver and Release from liability.

This Plan is voluntarily offered by the Employers, and payments under this Plan are not required by any legal obligation other than the Plan itself.

This Plan supersedes, amends and restates all prior severance plans, practices and policies (other than individual contracts providing for severance benefits) in effect with any Employer, and such prior severance plans, practices and policies are discontinued and terminated with respect to all Employees eligible for a benefit under this Plan.

2.	Definitions

As used in this Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):

Affiliate: The Company and any corporation that, together with GSF, is a member of a controlled group of corporations under Code Section 414(b), is a member of an affiliated service group under Code Section 414(m), or is under common control pursuant to Code Section 414(c).

Base Pay: The Employee’s base salary or pay, excluding Bonuses, overtime, commissions, cost-of-living adjustments, special pay related to foreign assignment, and other irregular or extra compensation, as of his or her Layoff Date. Base salary or pay will be appropriately converted to an annual or weekly amount, as applicable. Hourly base pay will be converted to a weekly amount by multiplying the Employee’s hourly rate by the Employee’s regularly scheduled hours per week, excluding overtime hours.

Bonus: A payment made under an established incentive compensation practice of an Employer providing regular and ongoing bonus opportunities. For this purpose, an annual bonus is a bonus payable with respect to a one-year period and not an annual payment made with respect to a longer period (such as a multi-year performance cycle). In the event that any annual bonus is paid in installments over 12 months or less, the payments will be deemed paid in a single aggregate amount on the date the last payment is received. The term “Bonus” will not include (i) payments constituting part of an Employee’s Base Pay, (ii) allowances, adjustments or bonuses that represent special area or living allowances, (iii) commissions, (iv) contingent or other irregular or extra compensation based upon contract completions or extended travel assignments, (v) extraordinary bonuses that are not part of a program of regular and ongoing bonus opportunities, (vi) employer contributions under a defined benefit or defined contribution plan and (vii) any other form of compensation that does not constitute part of an Employee’s Base Pay, such as restricted stock awards, stock options awarded under the Employer’s stock option plans as in effect from time to time, or any severance payments.

Notwithstanding the above, “Bonus” includes only that compensation that is considered “wages” under Code Section 3121(a)(1), without regard to any limitations on amounts as may be stated from time to time therein.

Cause: Unacceptable or inadequate performance as determined by the Employer, including but not limited to failure to perform the Employee’s job at a level or in a manner acceptable to the Employer, misconduct, dishonesty, acts detrimental or destructive to the Employer or any other Affiliate or to any employees or property of the Employer or any other Affiliate, or any violation of the policies of the Employer.

COBRA: The Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Code Section 4980B, which provides for continuation of group health plan coverage in certain circumstances.

COBRA Rate: The cost of continued coverage under COBRA, which as of January 1, 2005, is 102% of the full group rate (including the employee’s share and the Company’s share of the group coverage cost and a 2% administrative fee).

Code: The Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Company: GlobalSantaFe Corporate Services Inc., a Delaware corporation, and any successor to GlobalSantaFe Corporate Services Inc.

Effective Date: January 1, 2005.

Employee: An individual who, immediately prior to the Layoff Date, is (i) an active, regular (not temporary), full time shorebased employee of an Employer and (ii) on the Houston U.S. dollar payroll of an Employer. However, the definition of “Employee” shall not include (a) subject to Section 3(b)(v), any rig-based employee, (b) any employee covered by a collective bargaining agreement that does not provide for his or her coverage, (c) any person, regardless of whether such person is treated as an employee for income tax purposes: (y) who has agreed in writing to be treated as other than an employee, or (z) in the case of persons subject to U.S. income tax, whose compensation is reported to the Internal Revenue Service on a form other than Form W-2 or whose compensation is reported on a Form W-2 solely by a person or entity other than an Employer, and (d) any person who is an officer of an Employer with annual compensation greater than $135,000 who is defined as a “key employee” in Section 416(i) of the Code and regulations thereunder, and treated as a “key employee” for purposes of Section 409A of the Code under applicable authorities. The determination of whether an Employee is on an Employer’s Houston U.S. dollar payroll will be made by the Plan Administrator in its sole discretion. For purposes of this definition, “full-time” means regularly scheduled employment for at least 30 hours per week. Except as otherwise required by law, an individual on any unpaid leave from an Employer, short-term or long-term disability of an Employer, or worker’s compensation will not be considered an active Employee until the individual’s return to active service of the Employer.

Employer: The Company or any Affiliate (as the context requires) that participates in the Plan pursuant to Section 11.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

GSF: GlobalSantaFe Corporation, a Cayman Islands corporation, and any successor to GlobalSantaFe Corporation.

Layoff Date: The date designated by the Employer as the day after the last day on which an Employee shall remain in active employment with the Employer due to involuntary layoff.

Participant: Any Employee eligible for a Severance Benefit.

Plan: The GlobalSantaFe Severance Program for Shorebased Staff Personnel as set forth in this document.

Plan Administrator: The person or persons appointed by the Company to serve as plan administrator, as further described in Section 16.

Service: The total sum, as of the Employee’s Layoff Date, of his or her current period and prior periods of active, regular (not temporary), full-time employment, whether or not shorebased and whether or not on a U.S. dollar payroll, with an Employer or any Affiliate, including for this purpose any period of disability that does not exceed 30 days. For purposes of this definition, “full-time” means regularly scheduled employment for at least 30 hours per week, and a “prior period of employment” means any period of employment with an Employer or any Affiliate that was not immediately succeeded by a period of non-employment from and Employer or Affiliate of greater duration.

Severance Benefit: A benefit described in Section 4 of this Plan.

Severance Period: The period of time, commencing on the Layoff Date, equal to the total number of years and/or weeks, as the case may be, of Base Pay that a Participant is entitled to receive a Severance Benefit under this Plan.

Waiver and Release: The legal document in which an Employee, in exchange for certain Severance Benefits under the Plan, releases each Employer and all other Affiliates, their agents, servants, employees, officers, directors, insurance carriers, employee benefit plans, and trustees, fiduciaries and agents of such plans, and any and all other persons, firms, organizations and corporations from liability and damages arising from or in connection with the Employee’s employment or the cessation of his or her employment or active employment by the Employer or any other Affiliate and agrees to certain restrictions on disclosure of confidential information, solicitation of employees and interference with the affairs of the Employer or any other Affiliate. With respect to Employees working in the United Kingdom, the term “Waiver and Release” shall refer to a compromise agreement in terms of Section 203 of the Employment Rights Act 1996 and associated legislation of the United Kingdom.

Waiver and Release Requirement: The requirement that an Employee in exchange for certain Severance Benefits under the Plan: (i) execute and return to the Plan Administrator, by the date established by the Plan Administrator for such purpose, a Waiver and Release and (ii) not revoke the Waiver and Release within the seven days following its execution and return.

3.	Eligibility for Severance Benefit

(a)	Qualifying Events

An Employee will receive a Severance Benefit under this Plan if (i) the Employee’s employment with his or her Employer is involuntarily terminated by the Employer other than for Cause, (ii) the Employee remains employed by his or her Employer in good standing and at a satisfactory level of performance through the date preceding the Layoff Date, (iii) to the extent required by Section 4, the Employee fulfills the Waiver and Release Requirement, and (iv) the Senior Vice President or subsidiary President in charge of the Employee’s department and GSF’s Senior Vice President, Human Resources, have each certified in writing that he or she has made a determination that the Employee is eligible to receive a Severance Benefit pursuant to the terms of this Plan. Each eligible Employee is hereby advised to consult an attorney before signing a Waiver and Release.

(b)	Disqualifying Events

NO Severance Benefit will be paid if:

(i)	the Employee’s termination of employment results from death, disability, or, except as otherwise required by law, layoff during an unpaid leave of absence; or

(ii)	except in the event the offer is rescinded before the Employee’s Layoff Date, the Employee is offered a non-rig-based position at the same or higher rate of Base Pay by an Employer, any other Affiliate, or any corporation, partnership or other business entity under common control with GSF, whether or not the Employee accepts the position; or

(iii)	except in the event the offer is rescinded before the Employee’s Layoff Date, an Employee who has held a rig-based position with the Company or any Affiliate within the prior three years is offered a rig-based position at the same or higher rate of Base Pay by an Employer, any other Affiliate, or any corporation, partnership or other business entity under common control with GSF, whether or not the Employee accepts the position; or

(iv)	the Employee accepts a non-rig-based position with an Employer, any other Affiliate, or any corporation, partnership or other business entity under common control with GSF at a lower level of Base Pay; or

(v)	the Employee accepts a transfer to a rig-based position with an Employer or any other Affiliate; provided that the Employee will remain eligible for Severance Benefits if the Employee is subsequently laid off from the rig-based assignment during the six-month period commencing on the date of transfer to the rig-based position, with the Severance Benefit calculated using the Base Pay in effect prior to the transfer to the rig-based position; or

(vi)	subject to the provisions in subsection 10(c), this Plan is amended in a way that makes the Employee ineligible or is terminated before the Employee has returned an executed Waiver and Release and has met all the other requirements for a Severance Benefit hereunder; or

(vii)	the Employee fails to return all property and materials of each Employer and all other Affiliates to his or her supervisor or other appropriate representative(s) of the Employers and the Affiliates no later than the Employee’s Layoff Date; or

(viii)	the Employee is, for any reason, entitled to severance benefits or retention benefits or retention Bonuses under any other contract, agreement, plan, program or policy of an Employer or any Affiliate, or under any agreement between the Employee and an Employer or any Affiliate, other than statutory benefits; or

(ix)	in connection with any sale or other transfer of any business or assets of any Employer, the Employee remains in substantially the same job regardless of whether or not a change of employers is a result of such sale or transfer.

4.	Benefit Calculation and Payment of Severance Benefit

An Employee who meets the requirements to be eligible for a Severance Benefit as described in Section 3 will receive, as his or her Severance Benefit, the benefits described in (a) or (b) below (but not both), as appropriate:

(a)	An Employee who fulfills the Waiver and Release Requirement will receive (i) two weeks’ Base Pay for each $10,000 of the Employee’s annual Base Pay, prorated for partial increments of $10,000, plus (ii) one week’s Base Pay for each year of the Employee’s Service (with a two-week minimum), prorated for partial years of Service. The maximum Severance Benefit is fifty-two weeks of Base Pay;

(b)	An Employee who does not fulfill the Waiver and Release Requirement will receive a maximum Severance Benefit of six weeks of the Employee’s Base Pay.

The Severance Benefit will be paid by continuing to pay the individual at current Base Pay for the duration of the Severance Period. The Severance Benefit will continue even if the individual’s employment is terminated following layoff and/or if the individual is also receiving retirement benefits. If an individual is recalled to employment with an Employer or Affiliate while receiving Severance Benefit payments, the Severance Benefits will be discontinued effective upon the date of his or her return to the regular payroll and the individual will not be entitled to any further Severance Benefit payments with respect to the Layoff Date that preceded his or her return to an Employer’s or Affiliate’s regular payroll.

Except as otherwise provided in Section 7, the Severance Benefit will be reduced by the amount of any statutory redundancy or other legally required benefit received by the Employee as a result or in respect of his or her layoff.

5.	Continuation of Other Benefits

A Participant who satisfies all the requirements for any Severance Benefit under this Plan will, in addition to the Severance Benefit, be entitled to the following benefits, subject to the terms of the governing plans:

(a)	Medical/Dental Plan Benefits

A Participant will be entitled to continue the medical and dental plan coverage in effect on the Participant’s Layoff Date if the Participant is eligible for and elects continuation of that coverage in accordance with COBRA. The Participant will be required to pay the active employee rate with respect to coverage during the Severance Period (or three months, if longer) and thereafter the full COBRA Rate with respect to the continued coverage. The eligibility of the Participant to continue coverage at both the active employee rate and the full COBRA Rate will not exceed the period required by COBRA. Benefits under this subsection 5(a) will be governed by and subject to (1) the terms and conditions of the plan documents providing the benefits, including the reservation of the right to amend or terminate such benefits under those plan documents at any time, and (2) the provisions of COBRA. The period of coverage provided under this Section will constitute continuation coverage required by COBRA. Notwithstanding the foregoing, Participants working in the United Kingdom may be required to pay an amount greater than the active employee rate for coverage during the Severance Period. Notwithstanding the foregoing, in the event that a Participant obtains medical and/or dental coverage from a subsequent employer, the obligation of an Employer to provide the Participant with medical and/or dental benefits under this subsection 5(a) will terminate.

(b)	Life Insurance

The Participant’s coverage under any life insurance benefit provided by an Employer, as in effect immediately preceding the Participant’s Layoff Date, will continue for the Severance Period (or three months, if longer), subject to the Participant’s payment of the employee portion of the premium. For certain Participants, the employee portion of premiums paid during the Severance Period may be greater than the employee portion of the premiums paid immediately prior to the Layoff Date. Notwithstanding the foregoing, the obligation of an Employer to continue providing life insurance benefits under this subsection 5(b) will terminate upon the Participant obtaining life insurance coverage from a subsequent employer.

(c)	Savings and Pension Plans Benefits

The Participant will be entitled to the benefits, if any, that the Participant is entitled to under an Employer’s savings and pension plans, pursuant to the terms in effect during the Severance Period.

(d)	Disability Benefits

The Participant’s coverage under any short-term and long term disability plans of any Employer will cease on the Layoff Date.

(e)	Flexible Spending Accounts

A Participant’s rights under any of Employer’s health care reimbursement plan and/or dependent care reimbursement plan will be governed by the provisions of those plans and, with respect to any such health care reimbursement plan, the provisions of COBRA.

(f)	All Other Benefit Plans or Programs

A Participant’s participation in all other employee benefit plans and/or programs of any Employer will cease as of his or her Layoff Date, subject to the terms and conditions of the governing documents of those employee benefit plans and/or programs.

6.	Tax Effect

(a)	Notwithstanding anything to the contrary in this Plan, if GSF’s independent accounting firm (“Accounting Firm”) determines that any payment or distribution by any Employer or Affiliate to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, and whether paid or payable or distributed or distributable in cash, stock or any form) (a “Payment”) constitutes a “parachute payment” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payment”) that would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Basic Excise Tax”), then the aggregate present value of all Payments to the Participant, whether payable pursuant to this Plan or otherwise, shall be reduced to an amount equal to one dollar less than three times the Participant’s base amount (“280G Limit”) and, to the extent necessary, Payments payable under this Plan and any Payments payable under any other plan, agreement, or arrangement between the Participant and any Employer or Affiliate shall be reduced in order to prevent the 280G Limit from being exceeded. The Plan Administrator, in its sole discretion, shall determine the order in which Payments are reduced in order to comply with the 280G Limit. In the event that any portion of a Payment requires reduction under this clause (i), the Participant will promptly repay the applicable Employer or Affiliate the amount that the Payment is to be reduced (the “Overpayment”) plus interest on the Overpayment at 120% of the applicable Federal rate provided for a demand loan under Section 7872(f) of the Code, and the Overpayment will be treated as a demand loan for all purposes. For purposes of this subsection (a), the terms “base amount” and “present value” shall have the meaning assigned under Section 280G of the Code;

(b)	Except as otherwise expressly provided in this Section 6, all determinations required to be made under this Section 6, including whether a reduction is required pursuant to subsection 6(a), and the assumptions to be utilized in arriving at such determinations, will be made by the Accounting Firm, which will provide detailed supporting calculations both to the Plan Administrator and the Participant within 15 business days of the receipt of written notice from the Participant that there has been a Payment, or an earlier time as is requested by the Plan Administrator. All fees and disbursements of the Accounting Firm will be paid by the applicable Employer(s), as determined by the Plan Administrator.

7.	Unemployment Benefits; Taxes

Payments under this Plan will not be reduced because of any unemployment benefits an Employee may be eligible to receive under applicable unemployment laws of any federal, state or other sovereign entity that the Company or any Affiliate is not required to pay. Any required United States federal or state tax withholding, FICA (Social Security) taxes and any tax required to be withheld under the laws of the United Kingdom, if applicable, will be deducted from any benefit paid under the Plan.

8.	Payment of Severance Benefits on Death

If a Participant dies on or after his or her Layoff Date and after executing and returning the Waiver and Release (without having timely revoked it) but before receiving his or her full Severance Benefit, any remaining Severance Benefit will instead be paid (a) to the Participant’s beneficiary (or beneficiaries), if living, designated under the group life insurance plan of the Participant’s Employer, or (b) if no beneficiary is so designated or living, to the executor of the Participant’s estate, in a lump sum as soon as practicable after the date of death.

9.	Non-Assignment of Severance Payment

No benefit under this Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, voluntary or involuntary, by operation of law or otherwise, and any attempt to do so will be void. Also, no benefit under this Plan will be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to it, except as required by law.

10.	Plan Amendment and Termination

(a)	Except as provided in subsection 10(c) below, the Board of Directors of the Company may at any time (i) terminate this Plan, or (ii) amend this Plan. Any amendment or termination pursuant to this subsection 10(a) will be set out in an instrument in writing duly authorized by the Board of Directors of the Company.

(b)	Unless terminated earlier as provided in subsection 10(a) above and except as provided in subsection 10(c) below, this Plan will terminate at 11:59 p.m., Houston, Texas time on December 31, 2005.

(c)	No amendment or termination of this Plan may be made or shall be effective to the extent that it would adversely affect the benefits under this Plan payable to a Participant who has returned (and has not revoked) a signed Waiver and Release and has met all of the other requirements for a Severance Benefit under this Plan (other than the expiration of the Waiver and Release revocation period) before the Plan is amended or terminated.

11.	Adoption of Plan by Affiliates

Each Affiliate of the Company will be considered an Employer, and will remain an Employer, under this Plan upon its employment of an Employee, provided that an Affiliate will not be an Employer if:

(a)	The Affiliate is specifically excluded from coverage under this Plan either through termination of this Plan or by action of the Board of Directors of the Company or the Affiliate; or

(b)	The Affiliate becomes an Affiliate after the Effective Date as a result of a transaction involving a transfer of ownership interest in an entity, and no action has been taken by the Affiliate or the Company that specifically contemplates that the Affiliate will become an Employer in this Plan.

By its participation in the Plan, each Affiliate acknowledges the appointment and authority of the Plan Administrator by the Company and agrees to the Plan’s terms. By its participation in the Plan, an Affiliate also authorizes and designates the Company and the Plan Administrator as the Affiliate’s agents to act in all transactions affecting the continued operation of the Plan.

12. Claims Procedures

(a)	Making a Claim

If benefits due under this Plan have not been provided within the applicable time frame specified for such benefits, a Participant, his or her beneficiary or an authorized representative (referred to as “Claimant”) must request those benefits in writing within 90 days of the Layoff Date or termination of benefit payment from the Plan Administrator. Claims will be evaluated and approved or denied by the Plan Administrator in accordance with the terms of the Plan.

This Section 12 describes procedures that must be followed by the Plan in denying a claim, or by the Claimant in appealing the denial of a claim.

For all claims and appeals, the time frame during which a benefit determination must be made begins when the claim or appeal is filed as required by the Plan, even if all of the information necessary to make a benefit determination is not a part of the filing. If the deadline for a decision on a claim or appeal is extended because the Claimant did not provide all of the information necessary to decide the claim, the deadline for making the benefit determination will be extended by the length of time that passes between the extension notice and the date on which the requested additional information is provided to the Plan Administrator.

A Claimant may not sue for any Plan benefits until he or she has gone through all of the appeal procedures provided in this Section 12.

(b)	Denial of a Claim

If a claim for benefits is denied, the Claimant will be given written or electronic notice of the denial within a reasonable period of time after the claim is received. This will not be later than 90 days after the claim was received unless special circumstances require an extension of time for processing. If there is an extension, the Claimant will be given written notice of the extension, the reason for the extension within the initial 90-day period after the claim was received, and the date by which the decision is expected to be made. The extension will not extend beyond 180 days after the original claim was received by the Plan Administrator.

Any notice that a claim for benefits has been denied will include:

(i)	the specific reason(s) for the denial;

(ii)	the specific provision(s) of the Plan on which the denial is based;

(iii)	a description of any additional material or information necessary in order for the claim to be approved, and an explanation of why that material or information is necessary; and

(iv)	an explanation of how to appeal the denial, including a statement of the Claimant’s right to file a lawsuit under Section 502(a) of ERISA if his or her claim is denied on appeal.

(c)	Appealing a Denied Claim

If the claim is denied, the Claimant can request reconsideration of this claim denial by the Plan Administrator. The request must be made in writing within 60 days after the date the Claimant receives the claim denial. In connection with the appeal, the Claimant may provide the Plan Administrator written comments, documents, records and other information relating to the claim for benefits. The Claimant also will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. This includes any such item that:

(i)	was relied on in making a benefit determination;

(ii)	was submitted, considered or generated in making the benefit determination, regardless of whether it was relied on; or

(iii)	demonstrates compliance with administrative processes and safeguards designed to ensure benefit determinations are appropriately made in accordance with the Plan documents.

(d)	Review of Denied Claim on Appeal

The Plan Administrator will reconsider any denied claim for which it receives an appeal as set forth in subsection 12(c). The Plan Administrator’s review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, even if this information was not submitted or considered in the initial benefit determination.

The Plan Administrator must make its decision on the appeal within a reasonable period after receiving the appeal, but not later than 60 days after the appeal was received (plus up to an additional 60 days if special circumstances require an extension of the deadline for making a decision on appeal). The Claimant will be notified in writing, within 60 days after the date that the appeal was received by the Plan Administrator, if any extension is necessary. That notice will state why the extension is required and the date by which the Plan Administrator expects to make the decision on the appeal.

The decision on the appeal will be provided to the Claimant in writing or electronically. If the claim is denied on appeal, the decision will include:

(i)	the specific reason(s) for the denial;

(ii)	the specific provision(s) of the Plan on which the denial is based;

(iii)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits (as described above in subsection 12(c));

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain further information about any such procedures; and

(v)	a statement of the Claimant’s right to file a lawsuit under ERISA.

Subject to a Claimant’s right to file a lawsuit under ERISA, the decision on appeal will be final and binding on the Claimant, the Plan Administrator and all other interested parties.

13. Participant Rights

As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court after you have exhausted all of the appeal procedures provided for in Section 12 of the Plan. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

14. Plan Document Controls

In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

15.	Controlling Law

This Plan is an employee welfare benefit plan under ERISA. This Plan and the Waiver and Release will be interpreted under ERISA and the laws of the state of Texas to the extent that state law is applicable. Any controversy or dispute arising under or as a result of this Plan will be subject to the exclusive jurisdiction of the United States and will be brought in Houston, Harris County, Texas. As a condition to participating in and receiving any Severance Benefits under this Plan, a Participant agrees to waive all of the Participant’s rights to pleas regarding subject matter jurisdiction, personal jurisdiction, or venue with respect to any matter(s) or dispute(s) arising out of or connected with this Plan.

16.	General Information

(a)	Plan Sponsor: GlobalSantaFe Corporate Services Inc., 15375 Memorial Drive, Houston, Texas 77079, telephone number 1-800-231-5754.

(b)	Employer Identification Number of Plan Sponsor: 95-3161742.

(c)	Plan Number: 511.

(d)	Plan Year: The plan year for reporting to governmental agencies and employees shall be the calendar year.

(e)	Plan Administrator: The Administrative Committee of the Company, or such person as the Company may designate from time to time, 15375 Memorial Drive, Houston, Texas 77079, telephone number 1 800-231-5754.

(f)	Authority: The Plan Administrator is responsible for the operation and administration of the Plan. The Plan Administrator is authorized, in its discretion, to construe and interpret the Plan, and its decisions shall be final and binding. Benefits under this Plan will be paid only if the Administrative Committee decides, in its discretion, that the applicant is entitled to them. The Plan Administrator shall make all reports and disclosures required by law.

(g)	Agent for Service of Legal Process: General Counsel, GlobalSantaFe Corporate Services Inc., 15375 Memorial Drive, Houston, Texas 77079.

(h)	Plan Duration: January 1, 2005, through December 31, 2005, unless terminated earlier by action of the Board of Directors of the Company pursuant to subsection 10(a).

(i)	Source of Benefits: Payments under this Plan shall be made from the general assets of the appropriate Employers, as determined by the Plan Administrator.

IN WITNESS WHEREOF, GlobalSantaFe Corporate Services Inc. has caused these presents to be executed by a duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 19th day of January, 2005, but effective as of the date set forth above.

GLOBALSANTAFE CORPORATE SERVICES INC.

By:	/s/ Walter A. Baker
Walter A. Baker Vice President